Exhibit 5.5

[LETTERHEAD OF EPSTEIN BECKER & GREEN, P.C.]

January 21, 2014

Post Holdings, Inc.
2503 Hanley Road
St. Louis, Missouri 63144
Re: Post Holdings, Inc., et. al
Ladies and Gentlemen:
We have acted as special New York counsel to Post Holdings, Inc. a Missouri corporation (the “Company”), Post Foods, LLC, a Delaware limited liability company (“Post US”), Attune Foods, LLC, a Delaware limited liability company (“Attune”), Premier Nutrition Corporation, a Delaware corporation (“PNC”), Agricore United Holdings, Inc., a Delaware corporation (“Agricore,” and together with Post US, Attune and PNC, the “Delaware Subsidiaries”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by the Company, the Delaware Subsidiaries, Premier Protein, Inc., a California corporation (“PPI”), Dakota Growers Pasta Company, Inc., a North Dakota corporation (“Dakota Growers”), DNA Dreamfields Company, LLC, an Ohio limited liability company (“Dreamfields”), and Primo Piatto, Inc., a Minnesota corporation (“Primo Piatto,” and together with PPI, Dakota Growers, Dreamfields and the Delaware Subsidiaries, the “US Subsidiaries”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer by the Company and the US Subsidiaries (the “Exchange Offer”) to exchange up to $350,000,000 in aggregate principal amount of 7.375% Senior Notes due 2022 and related guarantees (collectively, the “Exchange Notes”) for $350,000,000 in aggregate principal amount of issued and outstanding 7.375% Senior Notes due 2022, and related guarantees, issued on July 18, 2013 (collectively, the “Original Notes”). The Original Notes were issued, and the Exchange Notes will be issued, under an Indenture, dated February 3, 2012 and supplemented on May 28, 2013, September 3, 2013 and January 13, 2014 (as so supplemented, the “Indenture”), among the Company, the subsidiary guarantors thereunder (including each of the US Subsidiaries) and Wells Fargo Bank, N.A., as trustee (the “Trustee”).

Epstein Becker & Green, P.C. | 250 Park Avenue | New York, NY 10177 | t 212.351.4500 | f 212.878.8600 | ebglaw.com

Post Holdings, Inc.
January 21, 2014

All capitalized terms which are defined in the Indenture shall have the same meanings when used herein, unless otherwise specified.

In connection with the opinions expressed below, we have examined: (i) the Registration Statement; (ii) the Indenture and the Original Notes and the Guarantees thereof and (iii) the forms of the Exchange Notes and the Notations of Guarantee of such Exchange Notes. We have also examined such other documents as we have deemed necessary for us to render the opinions hereinafter expressed.

We have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies.

We have assumed that all of the documents referred to in this opinion have been duly authorized executed and delivered and constitute the valid, and binding obligations of all of the parties thereto, and are enforceable by all parties thereto other than the Company and the US Subsidiaries; all of the signatories to such documents have been duly authorized by all such parties and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

This opinion is limited to the laws of the State of New York (subject to the qualifications described below) which, in our experience, are normally applicable to transactions of the type contemplated by the Indenture. We express no opinion concerning the applicability of laws, rules, regulations, or ordinances of any other state or jurisdiction. We have not conducted any review of statutes, rules or regulations for purposes of this opinion, and express no opinion as to any statutes, rules or regulations applicable to the Company and the US Subsidiaries due to the nature of their business.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when (i) the Registration Statement has become effective under the Act, (ii) the Indenture has become duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes (in the form examined by us) have been duly executed by the Company and authenticated and delivered by the Trustee and issued in exchange for the Original Notes in accordance with the provisions of the Indenture upon consummation of and otherwise in accordance with the Exchange Offer:

1.	the Exchange Notes will constitute valid and binding obligations of the Company be enforceable against the Company in accordance with their terms and

2.
the Guarantee of each of the US Subsidiaries provided for in the Indenture will constitute a valid and binding obligation and be enforceable against each such US Subsidiary in accordance with its terms.

Post Holdings, Inc.
January 21, 2014

In addition to the assumptions and limitations set forth above, our opinion is further limited by the following:

(a)The opinion is made as of the date hereof and is subject to changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion is based upon the law in effect on the date hereof, and we assume no obligation to revise this opinion should such law be changed.

(b)Our opinion is subject to (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting the rights of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

(c)Our opinion is subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

(d)We express no opinion as to the enforceability of (1) any provision of the Indenture purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor, (C) modify or waive the requirements for effective service of process for any action that may be brought, (D) waive the right of the Company or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party are conclusive or (F) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law or (2) any provision of the Indenture relating to choice of law.

Post Holdings, Inc.
January 21, 2014

(e)We express no opinion as to whether a subsidiary may guarantee or otherwise be liable for indebtedness incurred by its parent except to the extent that such subsidiary may be determined to have benefited from the incurrence of the indebtedness by its parent or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by its parent are, directly or indirectly, made available to such subsidiary for its corporate or other analogous purposes.
We do not render any opinions except as set forth above. The opinion set forth herein is made as of the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the captions “Legal Matters.” We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Exchange Offer. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

EPSTEIN BECKER & GREEN, P.C.

By	/s/ Kenneth J. Kelly
Kenneth J. Kelly, Esq.
Shareholder